Exhibit 1.02.1

AMENDMENT NO. 1 TO BIDDING RULES AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment”) to the Bidding Rules Agreement dated as of April 20, 2007 among Google Inc., (“Google”), Morgan Stanley & Co. Incorporated, as Auction Manager and Bidder, Citigroup Global Markets Inc., as Warrant Agent and Bidder, and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Bidders (the “Bidding Rules Agreement”) is made and entered into as of July 20, 2007.

W I T N E S S E T H :

WHEREAS, Google desires to amend the Bidding Rules Agreement to authorize J.P. Morgan Securities Inc. to act as Bidder under the Bidding Rules Agreement and the Distribution Agreement on the same terms and conditions as are applicable to Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC (the “Bidders”).

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Warrant Agreement dated as of April 20, 2007 among Google, Citigroup Global Markets Inc., as Warrant Agent, and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Management LLC, and UBS AG, London Branch, as Warrantholders (the “Warrant Agreement”) has the meaning assigned to such term in the Warrant Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Bidding Rules Agreement shall, after this Amendment becomes effective, refer to the Bidding Rules Agreement as amended hereby.

SECTION 2. Authorization of Additional Bidder. In accordance with Section 7 of the Bidding Rules Agreement, Google hereby authorizes J.P. Morgan Securities Inc. to bid for and purchase Transferable Stock Options under the Transferable Stock Option Program, subject to the terms and conditions set forth in the Bidding Rules Agreement and the Distribution Agreement dated as of April 20, 2007 among Google, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC (the “Distribution Agreement”).

SECTION 3. Notices. Section 6 of the Bidding Rules Agreement is hereby amended by the addition of the following language at the end thereof:

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if sent to J.P. Morgan Securities Inc., will be mailed, delivered or faxed and confirmed to it at:

J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY 10172

With a copy to:

JPMorgan Chase Bank, National Association

c/o J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY 10172

SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6. Effectiveness. This Amendment shall become effective as to J.P. Morgan Securities Inc. when Google, the Auction Manager and the Warrant Agent shall have received a counterpart hereof signed by Google and J.P. Morgan Securities Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GOOGLE INC.

By:	/S/ DAVID DRUMMOND
Name:	David Drummond
Title:	Senior Vice President, Corporate Development and Chief Legal Officer

J.P. MORGAN SECURITIES INC., as Bidder

By:	/S/ DAVID A. SEAMAN
Name:	David A. Seaman
Title:	Managing Director

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